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Freeport-McMoRan Copper & Gold Inc.
Updates Second Quarter 2006 Operations

NEW ORLEANS, LA, June 5, 2006 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) provided an update on PT Freeport Indonesia’s (PT-FI) second-quarter 2006 mining and milling activities. PT-FI expects its share of second-quarter copper and gold sales to approximate 235 million pounds of copper and 275,000 ounces of gold, approximately 16 percent below previous second-quarter estimates of 280 million pounds of copper and consistent with previous estimates for gold sales. The shortfall for copper reflects operational effects associated with mining a relatively small section of ore in the “6 North” pushback with abnormally high clay content, which has adversely affected ore flow, mill recoveries and concentrate grades. PT-FI has updated its mine plans to incorporate the limited presence of high clay ore in this section of the Grasberg open-pit mine and is taking steps to mitigate the adverse impacts through blending this material with ore from other sections of the mine. Initiatives are under way to develop mine plans that would enable PT-FI to offset this shortfall in the balance of the year.

As previously reported, PT-FI’s share of sales was projected to approximate 1.3 billion pounds of copper and 1.7 million ounces of gold in 2006 and to average approximately 1.3 billion pounds of copper and 1.9 million ounces of gold over the five-year period from 2006-2010. The sequencing of mining areas with varying ore grades within the Grasberg pit results in fluctuations in quarterly and annual metal production. PT-FI is currently undertaking studies to incorporate recent geotechnical data in future mine plans, including the optimal design of the Grasberg open pit. These studies are expected to be completed and mine plans revised in the third quarter of 2006. The revisions would result in the deferral of certain high-grade ore previously expected to be mined in 2007 and 2008 to future periods. While the annual impacts to metal sales may be significant, preliminary estimates of total metal sales volumes for PT-FI are expected to be within five percent of the previously reported projected amounts for the five-year period from 2006-2010 and may affect the timing of development of the Grasberg block cave ore body.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected sales volumes, ore grades, milling rates, and mine plans. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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